Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

David Flanery

Chief Financial Officer

(502) 261-4753

Papa John’s Increases Stock Repurchase
Authorization to $625 Million

Louisville, Kentucky (November 20, 2006) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced that its Board of Directors has approved an increase to $625 million in the amount of the company’s common stock that may be repurchased by the company from time to time through December 30, 2007.  This represents a $50 million increase in the previously authorized amount.  The authorization includes both open market purchases as well as private transactions.

The company announced that to date it has repurchased $573.4 million of its stock since the inception of the repurchase program in 1999.  As of October 22, 2006, the company had approximately 32.6 million shares of common stock outstanding on a fully diluted basis (approximately 32.0 million actual shares outstanding).

“Our continued strong cash flow and conservative balance sheet allow us the opportunity to expand our stock repurchase program without limiting our ability to invest in the growth of our business, including the building or purchase of additional company-owned restaurants, potential capital investment to help drive international growth in selected markets and investments in our systems infrastructure,” said Papa John’s President and CEO Nigel Travis.  “Additionally, a portion of the funding for the increased stock repurchase authorization is expected to come from the proceeds of future stock option exercises.”

As of October 22, 2006, Papa John’s had 2,986 restaurants (577 company-owned and 2,409 franchised) operating in 49 states and 25 countries.  For more information about the company, please visit http://www.papajohns.com.